UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                           SEC FILE NUMBER: 033-79220

(Check One)
[ X ] Form 10-K     [  ] Form 20-F    [  ] Form 11-K   [  ] Form 10-Q
[  ] Form 10-D      [  ] Form N-SAR   [  ] Form N-CSR

For Period Ended: December 31, 2005

[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR

For the Transition Period Ended:

Nothing in this form shall be construed to imply tat the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I - REGISTRANT INFORMATION


California Petroleum Transport Corporation
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Full Name of Registrant


N/A
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Former Name if Applicable


Suite 3218, One International Place
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Address of Principal Executive Office (Street and Number)


Boston, Massachusetts, 02110-2624
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City, State and Zip Code


PART II - RULES  12b-25  (b) AND (c)
------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should
be completed. (Check box if appropriate)                                  [ X ]


(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort of expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE
--------------------

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

A subsequent event has occurred on March 31, 2006 which requires review by the auditors.



PART IV - OTHER INFORMATION
---------------------------

(1) Name and telephone number of person to contact in regard to this notification


Helen Chung                              441              295 -6935
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(Name)                                   (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                     [ X ] Yes         [   ] No

(3) Is it anticipated that any significant change in results from operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                    [  ] Yes           [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.








California Petroleum Transport Corporation
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(Name of Registrant as Specified in Charter)

has caused this notification to be singed on its behalf by the undersigned hereunto duly authorised.

Date:     March 31, 2006        By:
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                                    R Douglas Donaldson
                                   (Principal Financial Officer and Treasurer)